THE SECURITIES REPRESENTED BY OR UNDERLYING THIS PURCHASE OPTION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”) OR APPLICABLE STATE LAW. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE LAW AND EXCEPT AS OTHERWISE PROVIDED FOR HEREIN.

NOT EXERCISABLE PRIOR TO ___________, 2007.
VOID AFTER 5:00 P.M. EASTERN TIME, _________, 2011.

PURCHASE OPTION

For the Purchase of up to

[________] Ordinary Shares

of

Fuwei Films (Holdings) Co., Ltd.
(A Cayman Islands Company)

Section 1. Purchase Option.

THIS PURCHASE OPTION CERTIFIES THAT, in consideration of $100.00 duly paid by or on behalf of Maxim Partners, LLC (“Holder”), as registered owner of this Purchase Option, to Fuwei Films (Holdings) Co., Ltd., a Cayman Islands corporation (the “Company”), Holder is entitled to subscribe for, purchase and receive, in whole or in part, up to [____________] ([______]) ordinary shares, par value US$0.129752 per share, of the Company (the “Shares”), at any time during the period commencing six (6) months (the “Commencement Date”), and expiring at 5:00 p.m. New York City Time five (5) years, (“Expiration Date”) from the closing date of the Company’s initial public offering (the “Closing Date”) described in that certain registration statement on Form F-1, as amended (No. 333-138948) (the “Registration Statement”) pursuant to which the Company has registered the Shares. If the Expiration Date is a day on which banking institutions in New York City are authorized by law to close, then this Purchase Option may be exercised on the next succeeding day that is not such a day in accordance with the terms herein. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate the Purchase Option. This Purchase Option is initially exercisable at $[_______] per share purchased [115% of the initial public offering price per share] (the “Exercise Price”); provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Purchase Option, including the Exercise Price and the number of Shares to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” as used herein shall mean the initial exercise price of this Purchase Option as set forth above or the adjusted exercise price, depending on the context.

Section 2. Exercise.

Section 2.1 Exercise Form. In order to exercise this Purchase Option, the exercise form attached hereto as Annex I must be duly executed and completed and delivered to the Company, together with this Purchase Option and payment of the Exercise Price in cash, check or wire transfer of immediately available funds (to an account designated by the Company) for the Shares being purchased. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., New York City time, on the Expiration Date, this Purchase Option shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

Section 2.2 Legend. Each certificate for Shares purchased under this Purchase Option shall bear a legend as follows unless such Shares have been registered under the Securities Act of 1933, as amended (the “Act”):

“The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (“Act”) or applicable state law. The Shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act and applicable state law.”

Section 2.3 Conversion Right.

Section 2.3.1 Determination of Amount. In lieu of the payment of the Exercise Price in the manner required by Section 2.1, the Holder shall have the right (but not the obligation) to exercise this Purchase Option on a cashless basis by converting any exercisable but unexercised portion of this Purchase Option into Shares (“Conversion Right”) as follows. Upon exercise of the Conversion Right, the Company shall deliver to the Holder (without payment by the Holder of any of the Exercise Price in cash) that number of Shares equal to the quotient obtained by dividing: (x) the “Value” (as defined below), at the close of trading on the next to last trading day immediately preceding the exercise of the Conversion Right, of the portion of the Purchase Option being converted by (y) the “Market Price” (as defined below). The “Value” of the portion of the Purchase Option being converted shall equal the remainder derived from subtracting: (a) the Exercise Price multiplied by the number of Shares underlying that portion of the Purchase Option being converted from (b) the Market Price of the Common Stock multiplied by the number of Shares underlying that portion of the Purchase Option being converted. As used in this herein, the term “Market Price” at any date shall be deemed to be the last reported sale price of the Common Stock on such date, or, in case no such reported sale takes place on such day, the last reported sale price for the immediately preceding trading day, in either case as officially reported by the principal securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or if any such exchange on which the Common Stock is listed is not its principal trading market, the last reported sale price as furnished by the NASD through the Nasdaq Global Select Market, Nasdaq Global Market or Nasdaq Capital Market, or, if applicable, the OTC Bulletin Board, or if the Common Stock is not listed or admitted to trading on any of the foregoing markets, or similar organization, as determined in good faith by resolution of the Board of Directors of the Company using industry standard valuation methods based on the best information available to it.

Section 2.3.2 Mechanics of Conversion. The Conversion Right may be exercised by the Holder on any business day on or after the Commencement Date and not later than the Expiration Date by delivering the Purchase Option with a duly executed exercise form attached hereto with the Conversion Right section completed to the Company, exercising the Conversion Right and specifying the total number of Shares that the Holder will purchase pursuant to such Conversion Right.

Section 3. Transfer.

Section 3.1 General Restrictions. The registered Holder of this Purchase Option, by its acceptance hereof, agrees that it will not, pursuant to NASD Rule 2710(g)(1) (and except as provided for in NASD Rule 2710(g)(2), including any transfers to the underwriters of the offering described in the Registration Statement (the “Underwriters”) and bona fide partners and officers of the Underwriters and selling group members), sell this Purchase Option during the offering contemplated by the Registration Statement, nor shall such Holder sell, transfer, assign, pledge, or hypothecate this Purchase Option (including the securities hereunder), or cause this Purchase Option or the securities hereunder to be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this Purchase Option or the securities hereunder by any person prior to the Commencement Date. On and after the Commencement Date, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto as Annex II duly executed and completed, together with the Purchase Option and payment of all transfer taxes, if any, payable in connection therewith. The Company shall promptly (but in no event more than five (5) business days from its receipt of the assignment) transfer this Purchase Option on the books of the Company and shall execute and deliver a new Purchase Option or Purchase Options of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Shares purchasable hereunder or such portion of such number as shall be contemplated by any such assignment. The effective date of any transfer shall be the date the Company receives the assignment form or such later date as may be provided for therein.

Section 3.2 Restrictions Imposed by the Act. This Purchase Option and the Shares underlying this Purchase Option shall not be transferred unless and until: (i) the Company has received the opinion of counsel for the Holder that this Purchase Option or the Shares, as the case may be, may be transferred pursuant to an exemption from registration under the Act and applicable state law, the availability of which is established to the reasonable satisfaction of the Company (the Company hereby agreeing that an opinion of Richardson & Patel LLP shall be deemed satisfactory evidence of the availability of an exemption), or (ii) a registration statement relating to such Purchase Option or Shares, as the case may be, has been filed by the Company and declared effective by the U.S. Securities and Exchange Commission (“SEC”) and compliance with applicable state law.

Section 4. New Purchase Options to be Issued.

Section 4.1 Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Purchase Option may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Purchase Option for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer tax, the Company shall cause to be delivered to the Holder without charge a new Purchase Option of like tenor to this Purchase Option in the name of the Holder evidencing the right of the Holder to purchase the aggregate number of Shares purchasable hereunder as to which this Purchase Option has not been exercised or assigned.

Section 4.2 Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Option and of reasonably satisfactory indemnification, the Company shall execute and deliver a new Purchase Option of like tenor and date. Any such new Purchase Option executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

Section 5. Registration Rights.

Section 5.1 Demand Registration.

Section 5.1.1 Grant of Right. The Company, upon written demand (a “Demand Notice”) of the Holder(s) of at least 51% of the Purchase Options and/or the underlying Shares (“Majority Holders”), agrees to register, on two occasions (at least twelve months apart), all or any portion of the Shares underlying the Purchase Options (collectively the “Registrable Securities”). On such occasions, the Company will file a registration statement with the SEC covering the Registrable Securities within sixty (60) days after receipt of a Demand Notice and use its reasonable best efforts to have the registration statement declared effective promptly thereafter, subject to compliance with review by the SEC; provided, however, that the Company shall not be required to comply with a Demand Notice if the Company has filed a registration statement with respect to which the Holder is entitled to piggyback registration rights pursuant to Section 5.2 hereof and either: (i) the Holder has elected to participate in the offering covered by such registration statement or (ii) if such registration statement relates to an underwritten primary offering of securities of the Company, until the offering covered by such registration statement has been withdrawn or until thirty (30) days after such offering is consummated. The demands for registration may be made at any time during a period of four (4) years beginning one (1) year from the Closing Date. The Company covenants and agrees to give written notice of its receipt of any Demand Notice by any Holder(s) to all other registered Holders of the Purchase Options and/or the Registrable Securities within ten (10) days from the date of the receipt of any such Demand Notice.

Section 5.1.2 Terms. The Company shall bear all fees and expenses attendant to the first registration of the Registrable Securities pursuant to Section 5.1.1, but the Holders shall pay any and all underwriting commissions and the expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities. The Holders shall bear all fees and expenses (including all underwriting commissions and the expenses of any legal counsel selected by the Holders to represent them) in connection with the second registration of the Registrable Securities described in Section 5.1.1 hereof. The Company agrees to use its reasonable best efforts to cause the filing required herein to become effective promptly and to qualify or register the Registrable Securities in such States as are reasonably requested by the Holder(s); provided, however, that in no event shall the Company be required to register the Registrable Securities in a State in which such registration would cause: (i) the Company to be obligated to register or license to do business in such State or submit to general service of process in such State, or (ii) the principal shareholders of the Company to be obligated to escrow their shares of capital stock of the Company. The Company shall cause any registration statement filed pursuant to the demand right granted under Section 5.1.1 to remain effective for a period of at least twelve consecutive months from the date that the Holders of the Registrable Securities covered by such registration statement are first given the opportunity to sell all of such securities. The Holders shall only use the prospectuses provided by the Company to sell the shares covered by such registration statements, and will immediately cease to use any prospectus furnished by the Company if the Company advises the Holder that such prospectus may no longer be used due to a material misstatement or omission.

Section 5.2 “Piggy-Back” Registration.

Section 5.2.1 Grant of Right. In addition to the demand right of registration, described in Section 5.1 hereof the Holder shall have the right, for a period of four (4) years commencing one (1) year from the Closing Date, to include the Registrable Securities as part of any other registration of securities filed by the Company (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Act or pursuant to Form S-8 or any equivalent form); provided, however, that if, solely in connection with any primary underwritten public offering for the account of the Company, the managing underwriter(s) thereof shall, in its reasonable discretion, impose a limitation on the number of shares of Common Stock which may be included in the Registration Statement because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Company shall be obligated to include in such Registration Statement only such limited portion of the Registrable Securities with respect to which the Holder requested inclusion hereunder as the underwriter shall reasonably permit. Any exclusion of Registrable Securities shall be made pro rata among the Holders seeking to include Registrable Securities in proportion to the number of Registrable Securities sought to be included by such Holders; provided, however, that the Company shall not exclude any Registrable Securities unless the Company has first excluded all outstanding securities, the holders of which are not entitled to inclusion of such securities in such Registration Statement or are not entitled to pro rata inclusion with the Registrable Securities.

Section 5.2.2 Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities pursuant to Section 5.2.1 hereof, but the Holders shall pay any and all underwriting commissions and the expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities. In the event of such a proposed registration, the Company shall furnish the then Holders of outstanding Registrable Securities with not less than thirty (30) days written notice prior to the proposed date of filing of such registration statement. Such notice to the Holders shall continue to be given for each registration statement filed by the Company until such time as all of the Registrable Securities have been sold by the Holder. The holders of the Registrable Securities shall exercise the “piggy-back” rights provided for herein by giving written notice, within ten (10) days of the receipt of the Company’s notice of its intention to file a registration statement.

Section 5.3 General Terms.

Section 5.3.1 Indemnification. The Company shall indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such Holders within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the Underwriters contained in Section 8 of the Underwriting Agreement between the Underwriters and the Company, dated as of _______________, 2006. The Holder(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section 8 of the Underwriting Agreement pursuant to which the Underwriters have agreed to indemnify the Company.

Section 5.3.2 Exercise of Purchase Options. Nothing contained in this Purchase Option shall be construed as requiring the Holder(s) to exercise their Purchase Options prior to or after the initial filing of any registration statement or the effectiveness thereof.

Section 5.3.3 Documents Delivered to Holders. The Company shall furnish to each Holder participating in any of the foregoing offerings and to each underwriter of any such offering, if any, a signed counterpart, addressed to such Holder or underwriter, of: (i) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under any underwriting agreement related thereto), and (ii) a “cold comfort” letter dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company’s financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities. The Company shall also deliver promptly to each Holder participating in the offering requesting the correspondence and memoranda described below and to the managing underwriter, if any, copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement and permit each Holder and underwriter to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of the National Association of Securities Dealers, Inc. (“NASD”). Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times as any such Holder shall reasonably request.

Section 5.3.4 Underwriting Agreement. The Company shall enter into an underwriting agreement with the managing underwriter(s), if any, selected by any Holders whose Registrable Securities are being registered pursuant to this Section 5, which managing underwriter shall be reasonably satisfactory to the Company. Such agreement shall be reasonably satisfactory in form and substance to the Company, each Holder and such managing underwriters, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter. The Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and may, at their option, require that any or all the representations, warranties and covenants of the Company to or for the benefit of such underwriters shall also be made to and for the benefit of such Holders. Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such Holders, their Shares and their intended methods of distribution.

Section 5.3.5 Documents to be Delivered by Holder(s). Each of the Holder(s) participating in any of the foregoing offerings shall furnish to the Company a completed and executed questionnaire provided by the Company requesting information customarily sought of selling securityholders.

Section 5.3.6 Damages. Should the registration or the effectiveness thereof required by Sections 5.1 and 5.2 hereof be delayed by the Company or the Company otherwise fails to comply with such provisions, the Holder(s) shall, in addition to any other legal or other relief available to the Holder(s), be entitled to obtain specific performance or other equitable (including injunctive) relief against the threatened breach of such provisions or the continuation of any such breach, without the necessity of proving actual damages and without the necessity of posting bond or other security.

Section 6. Adjustments.

Section 6.1 Adjustments to Exercise Price and Number of Securities. The Exercise Price and the number of Shares underlying the Purchase Option shall be subject to adjustment from time to time as hereinafter set forth:

Section 6.1.1 Stock Dividends - Recapitalization, Reclassification, Split-Ups. If after the date hereof, and subject to the provisions of Section 6.2 below, the number of outstanding Shares is increased by a stock dividend payable in Shares or by a split-up, recapitalization or reclassification of Shares or other similar event, then, on the effective date thereof, the number of Shares issuable on exercise of the Purchase Option shall be increased in proportion to such increase in outstanding Shares.

Section 6.1.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 6.2, the number of outstanding Shares is decreased by a consolidation, combination or reclassification of Shares or other similar event, then, upon the effective date thereof, the number of Shares issuable on exercise of the Purchase Option shall be decreased in proportion to such decrease in outstanding Shares.

Section 6.1.3 Adjustments in Exercise Price. Whenever the number of Shares purchasable upon the exercise of this Purchase Option is adjusted, as provided in this Section 6.1, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction: (x) the numerator of which shall be the number of Shares purchasable upon the exercise of this Purchase Option immediately prior to such adjustment, and (y) the denominator of which shall be the number of Shares so purchasable immediately thereafter.

Section 6.1.4 Replacement of Securities upon Reorganization, Merger, etc. In case of any reclassification or reorganization of the outstanding Shares other than a change covered by Section 6.1.1 hereof or which solely affects the par value of such Shares, or in the case of any merger or consolidation of the Company with or into another corporation or any other entity (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or reorganization of the outstanding Shares), or in the case of any sale or conveyance to another corporation or any other entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Purchase Option shall have the right thereafter (until the expiration of the right of exercise of this Purchase Option) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or other transfer, by a Holder of the number of Shares obtainable upon exercise of this Purchase Option immediately prior to such event; and if any reclassification also results in a change in Shares covered by Section 6.1.1, then such adjustment shall be made pursuant to Sections 6.1.1, 6.1.3 and this Section 6.1.4. The provisions of this Section 6.1.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

Section 6.1.5 Changes in Form of Purchase Option. This form of Purchase Option need not be changed because of any change pursuant to this Section, and Purchase Options issued after such change may state the same Exercise Price and the same number of Shares as are stated in the Purchase Options initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Purchase Options reflecting a required or permissive change shall not be deemed to waive any rights to a prior adjustment or the computation thereof.

Section 6.2 Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Shares upon the exercise or transfer of the Purchase Option, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up or down to the nearest whole number of Shares.

Section 7. Reservation and Listing. The Company shall at all times reserve and keep available out of its authorized Shares, solely for the purpose of issuance upon exercise of the Purchase Option, such number of Shares or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Purchase Option and payment of the Exercise Price therefor, all Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder. As long as the Purchase Option shall be outstanding, the Company shall use its best efforts to cause all Shares issuable upon exercise of the Purchase Option to be listed (subject to official notice of issuance) on all securities exchanges (or, if applicable on Nasdaq) on which the ordinary shares of the Company (the “Ordinary Shares”) issued to the public pursuant to the Registration Statement are then listed and/or quoted.

Section 8. Certain Notice Requirements.

Section 8.1 Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent or to receive notice as a shareholder for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company. If, however, at any time prior to the expiration of the Purchase Option and their exercise, any of the events described in Section 8.2 hereof shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the shareholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be.

Section 8.2 Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, or (ii) the Company shall offer to all the holders of its Ordinary Shares any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor, or (iii) merger, combination, consolidation, stock acquisition, dissolution, liquidation or winding up of the Company or a sale of all or substantially all of its property, assets and business shall be proposed.

Section 8.3 Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holders of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s President and Chief Financial Officer.

Section 8.4 Transmittal of Notices. Any notice, demand, request or other communication required or permitted under this Purchase Option shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by reputable overnight courier or delivered by facsimile transmission, to the Company at the address set forth in the Company’s filings with the SEC or its facsimile number (_____________) or to the Holder at its address or facsimile number set forth in the records of the Company. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above and shall be deemed to have been received when delivered or, if notice is given by facsimile transmission, when delivered with confirmation of receipt.

Section 9. Miscellaneous.

Section 9.1 Amendments. The Company and Maxim Partners LLC may from time to time supplement or amend this Purchase Option without the approval of any of the Holders of any portion of this Purchase Option in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Underwriters may deem necessary or desirable and which the Company and the Underwriters deem shall not adversely affect the interest of the Holders. All other modifications or amendments shall require the written consent of the party against whom enforcement of the modification or amendment is sought.

Section 9.2 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Option.

Section 9.3 Entire Agreement. This Purchase Option (together annexes hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

Section 9.4 Binding Effect. This Purchase Option shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their respective successors, legal representatives and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Option or any provisions herein contained.

Section 9.5 Governing Law; Submission to Jurisdiction. This Purchase Option and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect, and in all other respects by the laws of the State of New York pursuant to Section 5-1401 of the New York General Obligations Law, without regard to the conflicts of laws principals thereof (other than Section 5-1401 of The New York General Obligations Law). The Company: (a) agrees that any legal suit, action or proceeding arising out of or relating to this Purchase Option and/or the transactions contemplated hereby shall be instituted exclusively in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York, (b) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consents to the jurisdiction of Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York in any such suit, action or proceeding. The Company has appointed CT Corporation Systems as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Purchase Option or the transactions contemplated herein which may be instituted in any New York Court, by the Holder or by any person who controls any Underwriter, and expressly accepts the exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Company hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Company. Notwithstanding the foregoing, the Company hereby agrees to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York in connection with any action brought by them arising out of or based upon this Purchase Option. THE COMPANY (ON BEHALF OF ITSELF AND, TO THE FULLEST EXTENT PERMITTED BY LAW, ON BEHALF OF ITS RESPECTIVE EQUITY HOLDERS AND CREDITORS) HEREBY WAIVES ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS PURCHASE OPTION AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.6 Waiver, etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Purchase Option shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Option or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Purchase Option. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Option shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Purchase Option to be signed by its duly authorized officer as of the ____________ day of _________________, 2006.

FUWEI FILMS (HOLDINGS) CO., LTD.

Date:	By:	/s/
Name:
Title

ANNEX I

Form to be used to exercise Purchase Option

Fuwei Films (Holdings) Co., Ltd.

Date:_________________, 200__

The undersigned hereby elects irrevocably to exercise the within Purchase Option and to purchase ____ Ordinary Shares of Fuwei Films (Holdings) Co., Ltd. and hereby makes payment of $____________ (at the rate of $_________ per share) in payment of the Exercise Price pursuant thereto. Please issue the Share as to which this Purchase Option is exercised in accordance with the instructions given below.

or

The undersigned hereby elects irrevocably to exercise the within Purchase Option and to purchase _________ Ordinary Shares of Fuwei Films (Holdings) Co., Ltd. by surrender of the unexercised portion of the within Purchase Option (with a “Value” of $_______ based on a “Market Price” of $__________. Please issue the Shares as to which this Purchase Option is exercised in accordance with the instructions given below.

Signature

NOTICE: The signature to this form must correspond with the name as written upon the face of the within Purchase Option in every particular without alteration or enlargement or any change whatsoever.

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name
(Print in Block Letters)

Address

ANNEX II

Form to be used to assign Purchase Option

ASSIGNMENT

(To be executed by the registered Holder to effect a transfer of the within Purchase Option):

FOR VALUE RECEIVED,__________________________________ does hereby sell, assign and transfer unto _______________________ the right to purchase _______________________ Ordinary Shares of Fuwei Films (Holdings) Co., Ltd. (“Company”) evidenced by the within Purchase Option and does hereby authorize the Company to transfer such right on the books of the Company.

Dated:___________________, 200_

Signature

Signature Guaranteed

NOTICE: The signature to this form must correspond with the name as written upon the face of the within Purchase Option in every particular without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.